EXHIBIT 99.1

FOR:	International Speedway Corporation

CONTACT:	Charles N. Talbert
Director, Investor and Corporate
Communications
(386) 681-4281
INTERNATIONAL SPEEDWAY CORPORATION REPORTS FINANCIAL
RESULTS FOR THE FIRST QUARTER OF FISCAL 2011 AND
REITERATES ITS FULL YEAR FINANCIAL GUIDANCE
     DAYTONA BEACH, Fla. — April 5, 2011 — International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today reported financial results for its fiscal first quarter ended February 28, 2011.
     “We are pleased to report first quarter results that exceeded our financial expectations,” stated ISC Chief Executive Officer Lesa France Kennedy. “The track repaving at Daytona International Speedway provided additional national prominence to the DAYTONA 500 and was a contributing factor to the total attendance increase for the events of Speedweeks 2011 at Daytona. The momentum generated from the start of the season has also contributed to solid results for our NASCAR event weekends held during the quarter at Phoenix International Raceway and subsequent to the quarter at Auto Club Speedway and Martinsville Speedway.
     “Additionally, disciplined focus on the cost-side of the business is delivering the expected marked improvement in our operating margin. Not only is execution of our cost containment initiatives providing us confidence to reiterate our full-year financial guidance, but also driving increased bottom-line results year-over-year.”
     Ms. France Kennedy continued, “While we are optimistic for the remainder of the year, we realize that our attendance-related revenues will continue to be a significant near-term business risk. With the economy showing signs of sustained growth, we have been actively focused on improving customer retention and advance ticket sales. Through targeted consumer initiatives and capacity adjustments, we believe the Company will gradually increase retention rates and regain a more normalized advance ticket sales trend.”
First Quarter Comparison
     Total revenues for the first quarter were approximately $148.7 million, compared to revenues of approximately $152.0 million in the prior-year period. Operating income was approximately $39.4 million during the period compared to approximately $39.8 million in the first quarter of fiscal 2010. In addition to the macroeconomic challenges, quarter-over-quarter comparability was impacted by:
-more-

ISC REPORTS FISCAL 2011 FIRST QUARTER RESULTS	PAGE 2
•	The NASCAR spring Sprint Cup and Nationwide events held at Auto Club Speedway in fiscal 2010 were realigned to Kansas and will be held in the third quarter of fiscal 2011;

•	The NASCAR Sprint Cup and Nationwide series events at Phoenix were held in the first quarter of fiscal 2011. The corresponding events were held in the second quarter of fiscal 2010. In addition, Phoenix held a NASCAR Camping World Truck Series event in the first quarter of fiscal 2011 for which there was no comparable event in fiscal 2010;

•	In the first quarter of fiscal 2011, the Company recognized non-cash impairments of long-lived assets totaling approximately $2.9 million, or $0.04 per diluted share, primarily attributable to the removal of certain assets in connection with the repaving of the track and grandstand enhancements at Phoenix as well as grandstand enhancements at Kansas.

•	During the first quarter of fiscal 2010, the Company recognized approximately $1.3 million, or $0.02 per diluted share, in expense related to an interest rate swap. In fiscal 2011, the remaining deferred interest rate swap balance is included in other comprehensive loss and is being amortized as interest expense over the 10 year term of private placement senior notes the Company issued in January 2011; and

•	During the first quarter of fiscal 2010, the Company had favorable tax settlements with certain states, where it de-recognized potential interest and penalties totaling approximately $5.4 million, or $0.11 per diluted share. This de-recognition of interest and penalties was recorded as a reduction in income tax expense in ISC’s consolidated statement of operations. There was no comparable activity related to these settlements in the same period of the current year.
     Net income for the first quarter was approximately $21.4 million, or $0.45 per diluted share, compared to net income of approximately $25.4 million, or $0.53 per diluted share, in the prior year. Excluding the operating results from the Company’s equity investment and the impairment of long-lived assets, non-GAAP (defined below) net income for the first quarter of 2011 increased to approximately $23.3 million, or $0.49 per diluted share. Non-GAAP net income for the first quarter of 2010 was approximately $21.6 million, or $0.45 per diluted share.
GAAP to Non-GAAP Reconciliation
     The following financial information is presented below using other than U.S. generally accepted accounting principles (“non-GAAP”), and is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data, net of taxes.

ISC REPORTS FISCAL 2011 FIRST QUARTER RESULTS	PAGE 3
     The Company believes such non-GAAP information is useful and meaningful, and is used by investors to assess its core operations, which consist of the ongoing promotion of racing events at its major motorsports entertainment facilities. Such non-GAAP information identifies and separately displays the equity investment earnings and losses and adjusts for items that are not considered to be reflective of its continuing core operations at its motorsports entertainment facilities. The Company believes that such non-GAAP information improves the comparability of the operating results and provides a better understanding of the performance of its core operations for the periods presented. The Company uses this non-GAAP information to analyze the current performance and trends and make decisions regarding future ongoing operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered independent of or as a substitute for results prepared in accordance with GAAP. The Company uses both GAAP and non-GAAP information in evaluating and operating the business and as such deemed it important to provide such information to investors.
     The adjustments for 2010 relate to the Hollywood Casino at Kansas Speedway — equity in net loss from equity investment; impairments of certain other long-lived assets; interest rate swap expense; and de-recognition of interest and penalties associated with certain state tax settlements.
     The adjustments for 2011 relate to the Hollywood Casino at Kansas Speedway — equity in net loss from equity investment and impairments of certain other long-lived assets.

ISC REPORTS FISCAL 2011 FIRST QUARTER RESULTS	PAGE 4

	(In Thousands, Except Per Share Amounts)
	(Unaudited)
	Three Months Ended
	February 28, 2010	February 28, 2011

Net income	$25,440	$21,435
Net loss from discontinued operations	47	—

Income from continuing operations	25,487	21,435
Equity in net loss from equity investments, net of tax	642	137

Consolidated income from continuing operations excluding equity in net loss from equity investments	26,129	21,572
Adjustments, net of tax:
Impairment of long-lived assets	134	1,743
Interest rate swap expense	762	—
State tax settlements	(5,419)	—

Non-GAAP net income	$21,606	$23,315

Per share data:
Diluted earnings per share	$0.53	$0.45
Net loss from discontinued operations	—	—

Income from continuing operations	0.53	0.45
Equity in net loss from equity investments, net of tax	0.01	0.00

Consolidated income from continuing operations excluding equity in net loss from equity investments	0.54	0.45
Adjustments, net of tax:
Impairment of long-lived assets	0.00	0.04
Interest rate swap expense	0.02	—
State tax settlements	(0.11)	—

Non-GAAP diluted earnings per share	$0.45	$0.49

     From a marketing partnership perspective, ISC has agreements in place for approximately 87.0 percent of its gross marketing partnership revenue target; has announced as sold 15 of 20 available NASCAR Sprint Cup series entitlements and 13 of 16 available Nationwide series event entitlements. This is compared to last year at this time when the Company had approximately 85.0 percent of its gross marketing partnership revenue target and had entitlements for two Sprint Cup and one Nationwide races either open or not announced.
     “We are experiencing increased levels of interest from corporate partners despite the impact the economy continues to have on corporate budgets and sales,” stated Ms. France Kennedy. “We are also beginning to see pricing stabilization on our inventory of assets and remain committed to securing all of our 2011 NASCAR Sprint Cup and Nationwide series event entitlements.”
External Growth and Other Initiatives
     Hollywood Casino at Kansas Speedway
     The initial phase of the Hollywood-themed and branded entertainment destination facility will feature an 82,000 square foot casino with 2,000 slot machines and 52 table games, a 1,253 space parking structure as well as a sports-themed bar, dining and entertainment options. Kansas Entertainment, LLC, the Company’s 50/50 joint

ISC REPORTS FISCAL 2011 FIRST QUARTER RESULTS	PAGE 5
venture with Penn National Gaming, Inc., anticipates funding the initial phase of the development, which is well underway and on budget, with equity contributions from each partner and potentially third party financing.
     The Company currently estimates that its share of capitalized development costs for the project, excluding its contribution of land, will be approximately $155.0 million. In addition, the Company expects to continue to incur certain other start up and related costs through opening in the first half of 2012, a number of which will be expensed as equity in net loss from equity investments.
     Staten Island
     In connection with ISC’s efforts to sell its 676-acre parcel of property located in Staten Island, New York, on March 29, 2011, the New York State Department of Environmental Conservation (“DEC”) published for public comment a series of documents, including an Engineering Work Plan, which will allow the property to be filled. Following the public comment period, the DEC may approve the Engineering Work Plan, as well as a Modified Order on Consent and other related documents. This step will allow the property to be filled and remaining environmental remediation to be completed, both of which are necessary precursors for commercial development of the property. The Company believes this is an important step in the development of the property and its potential to bring jobs and economic development to Staten Island. Currently the Company does not anticipate filling activities to commence until after it has sold its interest in 380 Development, its wholly owned subsidiary that owns the property.
Capital Spending
     For the three months ended February 28, 2011, ISC spent approximately $11.7 million on capital expenditures, which includes approximately $9.6 million for projects at our existing facilities related to construction of grandstand seating enhancements at Watkins Glen, Kansas and Talladega; designing and engineering of grandstand seating enhancements and repaving at Daytona and Phoenix; and a variety of other improvements and renovations. The remaining balance is associated with additional capitalized spending for the Staten Island property. The Company spent approximately $23.9 million for the three months ended February 28, 2010, which included $10.4 million for projects at its existing facilities. For the remaining $13.5 million of spending, approximately $5.5 million was related to the International Motorsports Center building which was funded from long-term restricted cash. The remaining balance was associated with additional capitalized spending for the Staten Island property and land purchases.
     At February 28, 2011, the Company had approximately $52.9 million in capital projects currently approved for its existing facilities. These projects include completion of track repaving at Phoenix, grandstand seating enhancements and infield improvements at Michigan and Martinsville; grandstand seating enhancements at Watkins Glen; improvements at various facilities for expansion of parking, camping capacity and other uses; and a variety of other improvements and renovations to our facilities that enable us to effectively compete with other sports venues for consumer and corporate spending.

ISC REPORTS FISCAL 2011 FIRST QUARTER RESULTS	PAGE 6
     As a result of these currently approved projects and anticipated additional approvals in fiscal 2011, the Company expects its total fiscal 2011 capital expenditures at its existing facilities will be approximately $65.0 million to $75.0 million depending on the timing of certain projects. The Company reviews the capital expenditure program periodically and modifies it as required to meet current business needs.
Share Repurchase Program
     During the fiscal 2011 first quarter, the Company purchased 81,988 shares of its Class A stock for approximately $2.4 million, bringing the total number of shares purchased from December 2006 through February 2011 to approximately 5.3 million shares. ISC currently has approximately $26.8 million in remaining capacity on its $250.0 million authorization which it expects to expend ratably through remaining fiscal 2011.
Outlook
     ISC reiterates its 2011 total revenue guidance range of $635.0 million to $650.0 million. In addition, the Company is maintaining its fiscal 2011 full year non-GAAP earnings range of $1.60 to $1.80 per diluted share after-tax. The non-GAAP earnings per share estimates excludes any future loss on impairment of long-lived assets which could be recorded as part of capital improvements resulting in removal of assets not fully depreciated; gain or loss on the sale of its Staten Island property and unanticipated further impairment of the property; and any income statement impact related to the Kansas Casino development.
     In closing, Ms. France Kennedy added, “Through a strict focus on our business plan, we have consistently delivered solid financial results. As the economy strengthens, we have a tremendous opportunity to prosper through improved consumer and corporate spending trends. In addition, we are making strategic investments that will complement our core business. The Hollywood Casino at Kansas Speedway is an innovative way we are building value, as our share of the expected cash flow from this project will be the equivalent to ISC opening another Kansas Speedway-type motorsports facility with a new NASCAR Sprint Cup date included as was the case for the Kansas and Chicagoland Speedways in 2001. Lastly, to further support our stock price, we are returning capital to our shareholders through open-market share repurchases and an annual dividend payment. We are excited about the near and long-term prospects for the Company.”
Conference Call Details
     The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial toll free (888) 694-4641 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, ID number 54299318. A live Webcast will also be available at that time on the Company’s Web site, www.internationalspeedwaycorporation.com, under the “Investor Relations” section.
     A replay will be available two hours after the end of the call through midnight Tuesday, April 19, 2011. To access, dial toll free (800) 642-1687 and enter the code 54299318, or visit the “Investor Relations” section of the Company’s Web site.

ISC REPORTS FISCAL 2011 FIRST QUARTER RESULTS	PAGE 7
     International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation’s major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York. In addition, ISC promotes major motorsports activities in Montreal, Quebec, through its subsidiary, Stock-Car Montreal.
     The Company also owns and operates MRN® Radio, the nation’s largest independent sports radio network and Americrown Service CorporationSM, a subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise. For more information, visit the Company’s Web site at www.internationalspeedwaycorporation.com.
     Statements made in this release that express the Company’s or management’s beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those contained in or implied by such forward-looking statements. The Company’s results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.
(Tables Follow)

ISC REPORTS FISCAL 2011 FIRST QUARTER RESULTS	PAGE 8
Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended
	February 28, 2010	February 28, 2011
	(Unaudited)
REVENUES:
Admissions, net	$38,537	$36,080
Motorsports related	98,558	97,992
Food, beverage and merchandise	12,399	12,054
Other	2,532	2,559

	152,026	148,685

EXPENSES:
Direct:
Prize and point fund monies and NASCAR sanction fees	32,875	31,923
Motorsports related	27,747	24,464
Food, beverage and merchandise	8,487	8,759
General and administrative	24,583	22,166
Depreciation and amortization	18,359	19,146
Impairment of long-lived assets	223	2,872

	112,274	109,330

Operating income	39,752	39,355
Interest income	62	26
Interest expense	(4,340)	(3,842)
Interest rate swap expense	(1,273)	—
Equity in net loss from equity investments	(1,075)	(226)

Income from continuing operations before income taxes	33,126	35,313
Income taxes	7,639	13,878

Income from continuing operations	25,487	21,435
Loss from discontinued operations, net of tax	(47)	—

Net income	$25,440	$21,435

Basic and diluted earnings per share:
Income from continuing operations	$0.53	$0.45
Loss from discontinued operations	—	—

Net income	$0.53	$0.45

Basic weighted average shares outstanding	48,422,896	48,032,747

Diluted weighted average shares outstanding	48,423,680	48,038,843

ISC REPORTS FISCAL 2011 FIRST QUARTER RESULTS	PAGE 9
Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)

	November 30, 2010	February 28, 2010	February 28, 2011
		(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$84,166	$132,463	$102,014
Short-term investments	—	200	—
Receivables, less allowance	33,935	128,107	111,175
Inventories	2,733	3,816	3,538
Income taxes receivable	18,108	—	14,700
Deferred income taxes	4,288	2,340	4,265
Prepaid expenses and other current assets	6,776	13,034	10,833

Total Current Assets	150,006	279,960	246,525

Property and Equipment, net	1,376,751	1,363,929	1,367,395
Other Assets:
Long-term restricted cash and investments	1,002	5,075	1,002
Equity investments	43,689	27,096	43,774
Intangible assets, net	178,609	178,610	178,609
Goodwill	118,791	118,791	118,791
Other	9,901	18,482	10,532

	351,992	348,054	352,708

Total Assets	$1,878,749	$1,991,943	$1,966,628

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$3,216	$28,402	$33,224
Accounts payable	15,829	28,297	22,263
Deferred income	49,202	120,308	87,413
Income taxes payable	—	6,114	—
Current tax liabilities	4,492	—	4,559
Other current liabilities	19,000	19,796	19,275

Total Current Liabilities	91,739	202,917	166,734

Long-Term Debt	303,074	318,545	285,936
Deferred Income Taxes	279,641	255,039	289,777
Long-Term Tax Liabilities	2,131	8,231	2,282
Long-Term Deferred Income	11,915	12,792	11,944
Other Long-Term Liabilities	3,072	23,128	3,257
Commitments and Contingencies	—	—	—
Shareholders’ Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized	275	277	275
Class B Common Stock, $.01 par value, 40,000,000 shares authorized	203	205	203
Additional paid-in capital	481,154	488,948	479,131
Retained earnings	712,099	690,714	733,534
Accumulated other comprehensive loss	(6,554)	(8,853)	(6,445)

Total Shareholders’ Equity	1,187,177	1,171,291	1,206,698

Total Liabilities and Shareholders’ Equity	$1,878,749	$1,991,943	$1,966,628

ISC REPORTS FISCAL 2011 FIRST QUARTER RESULTS	PAGE 10
Consolidated Statements of Cash Flows
(In Thousands)

	Year Ended
	February 28, 2010	February 28, 2011
	(Unaudited)
OPERATING ACTIVITIES
Net income	$25,440	$21,435
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,359	19,146
Stock-based compensation	461	320
Amortization of financing costs	127	306
Interest rate swap expense	1,273	—
Deferred income taxes	2,205	10,150
Loss from equity investments	1,075	226
Impairment of long-lived assets, non cash	223	2,872
Other, net	(3)	13
Changes in operating assets and liabilities:
Receivables, net	(86,173)	(77,240)
Inventories, prepaid expenses and other assets	(7,154)	(5,260)
Accounts payable and other liabilities	765	5,931
Deferred income	56,326	38,240
Income taxes	(545)	3,635

Net cash provided by operating activities	12,379	19,774
INVESTING ACTIVITIES
Capital expenditures	(23,900)	(11,699)
Equity investments and advances to affiliate	(14,123)	(311)
Decrease in restricted cash	5,069	—
Proceeds from short-term investments	200	—
Purchases of short-term investments	(200)	—

Net cash used in investing activities	(32,954)	(12,010)
FINANCING ACTIVITIES
Payments under credit facility	—	(52,000)
Payment of long-term debt	(255)	(149)
Proceeds from long-term debt	—	65,000
Deferred financing fees	—	(424)
Exercise of Class A common stock options	—	51
Reacquisition of previously issued common stock	(5,279)	(2,394)

Net cash (used in) provided by financing activities	(5,534)	10,084

Net (decrease) increase in cash and cash equivalents	(26,109)	17,848
Cash and cash equivalents at beginning of period	158,572	84,166

Cash and cash equivalents at end of period	$132,463	$102,014

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